Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Community West Bancshares of our report dated March 20, 2025, relating to the consolidated financial statements of United Security Bancshares (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Baker Tilly US, LLP
San Francisco, California
February 4, 2026